SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 17, 2007

AtriCure, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-51470	34-1940305
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6033 Schumacher Park Drive West Chester, OH	45069
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 755-4100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 17, 2007, we entered into an Amendment of our Employment Agreement, dated as of January 5, 2007, with Julie A. Piton. Under the terms of the Amendment, Section 7(b) of the Employment Agreement, Reimbursement of Expenses, is amended to reduce from $100,000 to $75,000 the maximum amount up to which we will reimburse Ms. Piton for out-of-pocket expenses incurred in connection with her relocation. Additionally, we will no longer reimburse Ms. Piton for real estate broker’s commissions. Lastly, the Amendment extends from two years to three years the period during which Ms. Piton will be obligated to repay us a portion of the total sum previously reimbursed if she voluntarily terminates her employment during the three-year period.

In connection with this Amendment, we are entering into a third-party agreement with a relocation company for general relocation services, as we initiate a relocation program. Under this program, we anticipate the relocation company will purchase Ms. Piton’s existing house at the price for which she has already received an offer from a third party. Under the agreement with the third-party relocation company, we anticipate that we will reimburse the third-party relocation company for any loss on the eventual sale of the house and the third-party relocation company will credit us with any gain on the eventual sale of the house. Additionally, we anticipate that we will pay the relocation company certain expenses in connection with holding and selling the house.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.1 to this Form 8-K and incorporated into this Item 1.01 by reference. Please see the Amendment, attached as an exhibit to this Form 8-K, for further information.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

See Item 1.01 for a description of the Amendment to our Employment Agreement with Ms. Piton.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

No.	Description

10.1	Amendment of Employment Agreement, dated as of April 17, 2007, between AtriCure, Inc. and Julie A. Piton.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATRICURE, INC.

By:	/s/ David J. Drachman
David J. Drachman
President and Chief Executive Officer

Dated: April 20, 2007

EXHIBIT LIST

No.	Description

10.1	Amendment of Employment Agreement, dated as of April 17, 2007, between AtriCure, Inc. and Julie A. Piton.